    As filed with the Securities and Exchange Commission on February 5, 2002

                                                     Registration No. 333-82140



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        SELECT MEDIA COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


            New York                            7812                    13-3415331
  ------------------------------   ---------------------------      ------------------
    (State or jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)   Classification Code Number)       Identification No.)


  575 Madison Avenue, Suite 1006, New York, NY 10022            (212) 605-0548
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

               575 Madison Avenue, Suite 1006, New York, NY 10022
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                             Mr. James F. Mongiardo
                      Chairman and Chief Executive Officer
                        Select Media Communications, Inc.
                         575 Madison Avenue, Suite 1006
                               New York, NY 10022
                                 (212) 605-0548
                     -------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Select Media Communications, Inc. (the "Company") is incorporated in New York. Under Section 722 of the Business Corporation Law of the State of New York, a New York corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Select Media provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New York.

         The Business Corporation Law of the State of New York provides that a certificate of incorporation may contain, and Select Media's Certificate of Incorporation does contain, a provision eliminating the personal liability of a director to the corporation for monetary damages for breach of duty in such capacity, provided that such provision shall not eliminate or limit the liability of a director (a) for acts or omissions in bad faith or involving intentional misconduct or knowing violations of law, (b) for acts in which the director gained in fact a financial profit or other advantage to which he was not legally entitled, or (c) under Section 719 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Business Corporation Law of the State of New York.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the registration fees payable to the Securities and Exchange Commission.

         Registration Fees                                  $ 3,284
         Fees and Expenses of Accountants                   $25,000
         Fees and Expenses of Legal Counsel                 $50,000
         Printing and Engraving Expenses                    $ 7,500
         Miscellaneous Expenses                             $ 5,000

                  Total                                     $90,784

         All of the foregoing expenses will be paid by the Company.

Item 26. Recent Sales of Unregistered Securities

         During the 3 years immediately preceding the date of the filing of this registration statement, the Company made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         On March 3, 1999, the Company issued 333 shares of its common stock to a third party who provided services to the Company in lieu of a cash payment of $20,979. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On March 3, 1999, the Company issued to a creditor of the Company an equity bonus of 5,000 shares of its common stock in connection with a $225,000 loan. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On April 29, 1999, the Company issued 333 shares of its common stock to a third party who provided services to the Company in lieu of a cash payment of $20,979. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On April 29, 1999, the Company issued 1,667 shares of its common stock to a third party who provided services to the Company in lieu of a cash payment of $367. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On June 11, 1999, the Company issued 1,666 shares of its common stock to a third party who provided services to the Company in lieu of a cash payment of $367. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On October 22, 1999, the Company issued 2,000,000 shares of its common stock to Mitch Gutkowski, then its President and C.E.O. (described below), and 2,000,000 shares to Dominick Sartorio, then an employee. Mr. Gutkowski provided substantial services to the Company from the period beginning before the Company filed for bankruptcy court protection in October 1995 to up to and including October 22, 1999. For much of that period, Mr. Gutkowski did not take a salary, or took a reduced salary. Mr. Gutkowski was responsible for recruiting and hiring the consultants and new employees who brought the Company back into business after the bankruptcy. Mr. Gutkowski hired Mr. Sartorio initially as a consultant and then as an employee to assist in restructuring the Company. These issuances to Messrs. Gutkowski and Sartorio were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         In October 1999 the Company issued 1,000,000 shares of its common stock to Lloyds and or its designees for financial advisory services provided to the Company, as part of the Funding agreement with Lloyds dated October 22, 1999 ("Funding Agreement"). Accordingly, the Company recorded an expense of $220,000 ($0.22 per share based upon the fair value of the common stock at the time of issuance) during the year ended December 31, 1999. As a result of the delay in our common stock being eligible for quotation on the OTC Bulletin Board, Lloyds provided additional services and assumed greater responsibilities, and accordingly, during March 2001, the Company agreed to issue Lloyds 676,617 additional shares of common stock for the services provided. The Company recorded an expense of $338,309 ($0.50 per share based upon the fair value of the common stock at the time of issuance) during the nine months ended September 30, 2001. These issuances to Lloyds were pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. These shares were sold without general solicitation to accredited investors for investment purposes.

         The Company has also received a separate commitment from Lloyds for the $500,000 down payment for the Betelgeuse Productions, LLC acquisition of which $498,102 has been received. The Company issued 298,102 shares of its common stock in exchange for $298,102 of this amount. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         During 2000, the Company borrowed from International Electronic Securities Trading, Ltd. a total of $1,522,200 pursuant to a Loan Agreement and Securities Pledge Agreement dated October 29, 2000. International Electronic Securities Trading, Ltd. elected to convert this debt into 1,522,200 shares of the Company's common stock on January 15, 2001. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         The Company issued 819,172 shares of its common stock to Lloyds Bahamas Securities, Ltd. in exchange for $539,236 during the period ended September 30, 2001. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         The Company issued 250,000 shares of its common stock in settlement of accounts payable of $250,000 during the period ended September 30, 2001. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         The Company issued 350,000 shares of its common stock in settlement of notes payable stockholder of $1,125,000 (including $1,000,000 with respect to a Letter of Credit) during the period ended September 30, 2001. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         During the period ended September 30, 2001, the Company issued 225,000 shares of its common stock to three consultants for investor relations services performed valued at $112,000. The Company also has agreed to issue an additional 150,000 shares of unrestricted common stock to one of the consultants for future services. These issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         In November 2000 when the Company vacated its offices at 666 Third Avenue, New York, New York, some if its equipment under three capital leases was returned to the lessor and the Company was released from any future obligations under the capital leases. In May 2001, the Company issued the lessor 150,000 shares of common stock as consideration for releasing the Company from its obligations under the capital leases. These shares were issued on May 7, 2001 and, accordingly, the Company recorded a $75,000 charge to operations in the second quarter of 2001. This issuance was pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On July 30, 2001, the Company issued 100,000 shares of its common stock to Lloyds in settlement of advances previously made. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On September 28, 2001, the Company issued 45,000 shares of its common stock in settlement of claims by the former owner of Sigma. This issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On November 27, 2001, the Company issued convertible notes in the principal amount of $7,218,414 and warrants to purchase 999,940 shares of common stock of the Company, in connection with the acquisition of ANTRA Holdings Group, Inc. The Company on the same date also issued a warrant to purchase 75,000 shares of the common stock of the Company to Grenville Financial Ltd. in connection with the equity line of credit agreement. These issuances were pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. These shares were sold without general solicitation to accredited investors for investment purposes.

         No persons exercised any stock options or warrants during the three years immediately preceding the date of the filing of this registration statement.

         The shares issued for services were issued to third parties that were not affiliates of the Company. The shares issued in conversion of debt were issued to third parties that were not affiliates of the Company. The certificates representing the foregoing shares contain restrictive legends restricting the transfer of the shares in the absence of a registration or an exemption from such registration.

         As of the date of this registration statement, 5,114,085 shares of our common stock held by non-affiliates are eligible for sale, including 71,358 shares eligible for sale under Rule 144 under the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

         There were no underwriters in the sale and issuance of any of the foregoing securities. All of the purchasers of common stock from the Company have had a pre-existing personal or business relationship with the Company or its officers and directors.

Item 27. Exhibits

          3.1              Certificate of Incorporation
          3.2              Bylaws
          5.1              Opinion of Wolf, Block, Schorr and Solis-Cohen LLP
         10.1              Employment Agreement with Mitch Gutkowski
         10.2              Stock Purchase Agreement for the Purchase of all the outstanding Common Stock of Sigma Sound Studio, Inc.
         10.3              Agreements with Lloyds Bahamas Securities, Ltd. regarding financing
         10.4              Agreement with Lloyds Bahamas Securities, Ltd. to fund the Betelgeuse down payment
         10.5              Agreement with Lloyds Bahamas Securities, Ltd. regarding interim financing
         10.6              Definitive Agreement to Purchase the Assets and Liabilities of Betelgeuse Productions, LLC
         10.7              Registration Rights Agreement
         10.8              Exchange Agreement, dated as of November 9, 2001, by and among Select Media Communications, Inc., Antra
                           Holdings Group, Inc.("Antra") and certain holders of common stock of Antra (the "Holders"), together with the list of Holders and the form of Registration Rights Agreement as exhibits thereto
         10.9              Agreement, dated as of November 9, 2001, by and between Select Media Communications, Inc. (the "Company")
                           and Antra Holdings Group, Inc. ("Antra") pursuant to which Antra will issue 9,250,000 shares of its common stock to the Company
         10.10             Subscription Agreement, dated as of November 16, 2001 (the "Subscription Agreement"), by and between
                           Select
                           Media Communications, Inc. and the subscribers listed therein
         10.11             Private Equity Line of Credit Agreement, dated as of November 27, 2001 (the "PELC Agreement"), by and between Select Media Communications, Inc. and Grenville Financial Ltd.
         10.12             Registration Rights Agreement, dated as of November 27, 2001 by and between Select Media Communications,
                           Inc. and Grenville Financial Ltd.
         10.13             Employment Agreement with James F. Mongiardo
         10.14             Amendment to Employment Agreement with James F. Mongiardo
         21.1              Subsidiaries of the Registrant
         23.1              Consent of Marcum & Kleigman LLP, certified public accountants
         23.2              Consent of Liebman, Goldberg & Drogin LLP, certified public accountants
         23.3              Consent of Wolf, Block, Schorr and Solis-Cohen LLP
         24.1              Power of Attorney

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement:

                  (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (3) To include any additional or changed material information on the plan of distribution.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on February 5, 2002.


                          SELECT MEDIA COMMUNICATIONS, INC.

                          By: /s/ James F. Mongiardo
                              -------------------------------------------
                              James F. Mongiardo, Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signatures                                   Title                                  Date
             ------------                                  -----                                  ----
/s/ James F. Mongiardo                     Chief Executive Officer and Director             February 5, 2002
------------------------------------       (Principal Executive Officer and Principal
James F. Mongiardo                         Financial and Accounting Officer)



             *                             Chief Creative Officer and Director              February 5, 2002
------------------------------------
Mitch Gutkowski


             *                             Director                                         February 5, 2002
------------------------------------
Chester R. Simmons




* By: /s/ James F. Mongiardo
     --------------------------------
      James F. Mongiardo,
      Attorney-in-fact





                                  EXHIBIT INDEX


 Exhibit
 Number            Description
--------           ------------
  3.1              Certificate of Incorporation (1)

  3.2              Bylaws (1)

  5.1              Opinion of Wolf, Block, Schorr and Solis-Cohen LLP (8)

 10.1              Employment Agreement with Mitch Gutkowski (3)

 10.2              Stock Purchase Agreement for the Purchase of all the outstanding Common Stock of Sigma Sound Studio, Inc.
                   (2)

 10.3              Agreements with Lloyds Bahamas Securities, Ltd. regarding Financing  (3)

 10.4              Agreement with Lloyds Bahamas Securities, Ltd. to fund the Betelgeuse Down Payment  (4)

 10.5              Agreement with Lloyds Bahamas Securities, Ltd. regarding Interim Financing (4)

 10.6              Definitive Agreement to Purchase the Assets and Liabilities of Betelgeuse Productions, LLC (4)

 10.7              Registration Rights Agreement (4)

 10.8              Exchange Agreement, dated as of November 9, 2001, by and among Select Media Communications, Inc., Antra
                   Holdings Group, Inc.("Antra") and certain holders of common stock of Antra (the "Holders"), together with the list of Holders and the form of Registration Rights Agreement as exhibits thereto (5)

 10.9              Agreement, dated as of November 9, 2001, by and between Select Media Communications, Inc. (the "Company")
                   and Antra Holdings Group, Inc. ("Antra") pursuant to which Antra will issue 9,250,000 shares of its common stock to the Company (5)

 10.10             Subscription Agreement, dated as of November 16, 2001 (the "Subscription Agreement"), by and between Select
                   Media Communications, Inc. and the subscribers listed therein (5)

 10.11             Private Equity Line of Credit Agreement, dated as of November 27, 2001 (the "PELC Agreement"), by and between Select Media Communications, Inc. and Grenville Financial Ltd. (5)

 10.12             Registration Rights Agreement, dated as of November 27, 2001 by and between Select Media Communications,
                   Inc. and Grenville Financial Ltd. (5)

 10.13             Employment Agreement with James F. Mongiardo (6)

 10.14             Amendment to Employment Agreement  with James F. Mongiardo (6)

 21.1              Subsidiaries of the Registrant (4)

 23.1              Consent of Marcum & Kleigman LLP, certified public accountants (9)

 23.2              Consent of Liebman, Goldberg & Drogin LLP, certified public accountants (6)

 23.3              Consent of Wolf, Block, Schorr and Solis-Cohen LLP (8)

 24.1              Power of Attorney (7)



(1) Incorporated by reference to the Registrant's original Registration Statement Number 33-80412 filed under the Securities Act of 1933 on August 19, 1994.

(2) Incorporated by reference to the Registrant's Form 10KSB filed under the Securities Exchange Act of 1934 on July 27, 2000.

(3) Incorporated by reference to the Registrant's Form 10KSB/A filed under the Securities Exchange Act of 1934 on November 16, 2000.

(4) Incorporated by reference to the Registrant's Form 10KSB/A filed under the Securities Exchange Act of 1934 on December 13, 2000.

(5) Incorporated by reference to the Registrant's Form 8K filed under the Securities Exchange Act of 1934 on December 21, 2001.

(6)  Previously filed.

(7)  Contained on the signature page of this registration statement.

(8)  To be filed by amendment.

(9)  Filed herewith.
                                       II-8